Exhibit 10.1

Agreement and General Release

Agreement and General Release (“Agreement”), by and between Michael Spanos (“Executive” and referred to herein as “you”) and Six Flags Entertainment Corporation, a Delaware corporation (the “Company”).

1. (a) Your employment with the Company as Chief Executive Officer terminated effective as of November 14, 2021 (the “Separation Date”), and you are deemed to have resigned effective as of November 13, 2021 without the requirement of any additional action, from all other positions (including as a member of the board of directors of the Company) you held with the Company and its affiliates.

(b) In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4(b) of your employment agreement with the Company, dated as of October 24, 2019 and amended as February 18, 2020 (as amended, the “Employment Agreement”) in accordance with the terms and conditions of the Employment Agreement and certain additional entitlements, which shall consist of, for the avoidance of doubt, the payments and benefits set forth on Exhibit A attached hereto.

2. (a) In consideration for the payments and benefits to be provided to you pursuant to Section 1(b) above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (in each case, in their capacity as such) (collectively the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims, whether known or unknown, which you have had, now have, or may have against the Released Persons arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Persons subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act of 1938, the Texas Labor Code, the Texas Payday Law, the Texas Anti-Retaliation Act, the Texas Commission on Human Rights Act and the Texas Whistleblower Act, in each case as amended; (ii) any other claim whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that arise after the date on which you sign this Agreement, including, without limitation, such claims related to any equity award held by you; (2) for the payments or benefits required to be provided under Section 4(b) of the Employment Agreement; (3) regarding rights of indemnification and receipt of legal fees and expenses to which you are entitled under the Employment Agreement, the Company’s or a subsidiary of the Company’s Certificate of Incorporation or By-laws (or similar instrument), pursuant to any separate writing between you and the Company or any subsidiary of the Company or pursuant to applicable law; or (4) relating to any claims for accrued, vested benefits under any employee benefit plan or retirement plan of the Released Persons subject to the terms and conditions of such plan and applicable law (excluding any severance or termination pay plan, program or arrangement, claims to which are specifically waived hereunder.

(d) In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

3. (a) This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(c) You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.

(d) You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

4. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

5. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

6. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

7. You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s General Counsel at the address specified pursuant to Section 12 of the Employment Agreement. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement (other than Section 1(a) above) by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “Agreement Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement (other than Section 1(a) above), including but not limited to the obligation of the Company to provide the payments and benefits provided in Section 1(b) above, shall be deemed automatically null and void. You hereby acknowledge and agree that Section 1(a) shall take immediate and irrevocable effect as of the date you sign this Agreement, regardless of whether you invoke your right to revoke this Agreement in accordance with this Section 7.

8. Any dispute regarding this Agreement shall be subject to Delaware law without reference to its choice of law provisions. You agree to reimburse the Company for out-of-pocket costs and expense reasonably incurred by in connection with enforcing this Agreement (including attorney’s fees) with respect to each claim on which the Company substantially prevails.

9. Capitalized terms in this Agreement (including Exhibit A attached hereto) that are not defined in this Agreement shall have the meaning ascribed to such terms in the Employment Agreement.

IN WITNESS WHEREOF, Executive and the Company have caused this Agreement to be executed as of the date set forth below.

EXECUTIVE

/s/ Michael Spanos
Michael Spanos

Date:	November 13, 2021

SIX FLAGS ENTERTAINMENT CORPORATION

/s/ Laura W. Doerre
By: Laura W. Doerre
Its: EVP, General Counsel and Chief Administrative Officer

Date:	11/13/21

Exhibit A

Entitlements under Section 2(b) of the Agreement and Release

Subject to (a) your continued compliance with Sections 5, 6, and 7 of the Employment Agreement and (b) your execution and delivery of this Agreement, and your nonrevocation of this Agreement prior to the expiration of the Revocation Period, you will be entitled to the following payments and benefits, in accordance with the terms set forth in the Employment Agreement:

1.

Payment of a pro rata portion (pro rated based on the number of days during 2021 you were employed by the Company) of the annual bonus that would otherwise have been paid to you if your employment had not so terminated (the “Pro Rata Bonus”), which Pro Rata Bonus, for the avoidance of doubt, (w) shall be calculated as a pro rata portion of the bonus based on the Company’s performance for the full 2021 calendar year, (x) shall be calculated in the same manner that annual bonuses are calculated for other executives of the Company by the Compensation Committee of the Company’s board of directors (the “Committee”), (y) after giving effect to foregoing provisions set forth in (w) and (x) above, shall not be subject to negative adjustment by the Committee and (z) paid at the time annual bonuses are normally paid to the Company’s executives but in no event later than March 15, 2022;

2.	Payment of an amount equal to the product of one times Base Salary and Target Bonus within sixty (60) days following the Separation Date;

3.

Subject to your making a timely election pursuant to COBRA, continued health care coverage for a period of twelve (12) months commencing on the Separation Date or until you receive comparable coverage from a subsequent employer for you (and your eligible dependents, if any) under the Company’s health plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) with the Company paying the applicable COBRA premium in excess of the amount paid by active employees for such coverage or otherwise providing such coverage to you for the amount paid by active employees for such coverage and your qualifying event for purposes of COBRA shall be treated as occurring at the Separation Date;

4.

Immediate vesting of then-outstanding unvested equity awards that are scheduled to vest in the twelve (12) month period following your Separation Date (which, for the avoidance of doubt, shall not include any outstanding performance-vesting restricted stock units) as set forth in the table below, with all vested options and stock appreciation rights remaining exercisable for the one year following your Separation Date; and

Award Type	Grant Date	Total Number of Shares Subject to Award	Shares Underlying Portion of the Award Vested as of the Separation Date	Shares Underlying Accelerated Portion of Award		Shares Underlying Forfeited Portion of Award
RSU	3/8/2021	34,972	0	11,657		23,135
RSU	5/6/2020	315,623	105,208	105,207		105,208
RSU	11/18/2019	43,431	14,477	28,954		0
Option	11/18/2019	425,000	106,250	212,500	*	106,250

*	Includes the acceleration of an additional 106,250 shares subject to the portion of the option scheduled to vest on 11/18/2022.

5.

Reimbursement on or before March 15, 2022 for executive outplacement services provided by a firm of your choosing of up to to $15,000, subject to your presentation of appropriate invoices or other reasonable documentation no later than March 1, 2022, with it being understood that such outplacement services shall provide all associated administrative support, including, without limitation, résumé editing support; and

6.

You shall be entitled to retain your laptop computer and cellular telephone (including the associated telephone number) that has been issued to you by the Company; provided, however, that you agree to cooperate with the Company in order to facilitate the removal of materials relating to the Company or its affiliates from those devices.

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